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                                                                   Exhibit 10.29

[LETTERHEAD OF SELFIX]

         Mr. James Winslow                              October 18, 1994
         315 W. Noyes Street
         Arlington Heights, IL 60005

         Dear Jim:

         I am delighted that you have accepted the position of Chief Financial Officer with Selfix. Your financial and management skills combined with your entrepreneurial desire will clearly help us achieve the kind of growth that we all believe is possible for this company.

         The following will recap the particulars of our agreement:

         .     Title: Senior Vice President, Chief Financial Officer

         .     Salary: $170,000

         . One-time bonus payment of $50,000 for 1995 only, payable quarterly in four payments of $12,500 each on the last day of each quarter.

         . Bonus: In accordance with the Selfix management incentive plan, up to 50% of salary based upon corporate earnings

         . Stock Options: 60,000 shares as follows exercisible in accordance with the Selfix stock option plan:

                  > 20,000 at $7.50 per share
                  > 20,000 at $10.00 per share
                  > 20,000 at $12.00 per share

         . Additional stock options may by granted at the discretion of the Chairman

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[LOGO OF SELFIX]

         . Severance: One year salary upon termination without cause. One year salary for non-cause termination upon change of control of corporation. Insurance benefits will continue throughout the payment period of the one year severance. Out placement will be provided for a reasonable time period. (Definition of "cause" is attached to this letter.)

         .     Selfix 401K Stock Plan

         .     Selfix Profit Sharing Plan

         . Car Allowance: All expenses and maintenance excluding insurance will be paid by the company

         .     Car Phone: Cost of phone and all usage

         .     Vacation: Four weeks per year

         . Insurance: All Selfix medical, dental and other coverage in accordance with Selfix senior management policy

         . Dues and subscriptions for all professional societies and organizations

         As we agreed, your start date will be Thursday, October 27 and you will be taking several personal days in the first two weeks of November.

         Jim, I feel very strongly that you will make truly outstanding contributions as a member of our new senior management team at Selfix. I look forward to working with you both professionally and personally.

         Best Regards,

         /s/ James R. Tennant

         cc: Mr. John Rothschild

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                                                                   Exhibit 10.29

[LETTERHEAD OF HOME PRODUCTS INTERNATIONAL INC.]

               May 15, 2000

               Mr. Jim Winslow
               Executive VP, CFO
               Home Products International

               Dear Jim,

               This letter is to confirm that we will be making consistent the severance package you would receive under a change of control and the severance package you would receive in the event you are terminated for reasons other than cause. To clarify, you are entitled to only one severance package, either upon a change of control or termination without cause. Your retention agreement executed during the company sale process provides the specifics of the payment calculation.

               Sincerely,

               /s/ James R. Tennant